EXHIBIT 10.8

PITNEY BOWES INC.
KEY EMPLOYEES INCENTIVE PLAN
(As Amended and Restated: February 4, 2019, February 1, 2021, January 23, 2023, September 11, 2023, and November 5, 2024)

1.    PURPOSE

(A)    The Pitney Bowes Inc. Key Employees Incentive Plan (the "Plan") is designed to provide additional cash incentives for key employees of Pitney Bowes Inc. (the "Company") and its subsidiaries and affiliates by the making of awards of supplemental compensation related to the achievement of certain performance criteria specified from time to time by the Company. It is intended that such awards will be given in a way designed to retain or attract, and to provide additional incentive to key employees in order to align their efforts with the Company and its stockholders.

(B)    The Plan shall award short-term incentives in the form of annual cash incentives, long-term cash-based incentives (e.g., Cash Incentive Units and Stock Cash Incentive Units), and such other cash incentives as the Committee deems reasonable and appropriate from time to time (e.g., retention awards).

2.    ELIGIBILITY

(A) Key employees of the Company and its subsidiaries and affiliates shall be eligible for awards under the Plan. The Committee, as defined in Section 7, shall determine from time to time who is a key employee of the Company and its subsidiaries and affiliates.

3.    AWARDS & PAYMENT

(A)    From time to time, the Committee may make awards to such key employees as it determines to be appropriate under the terms of the Plan. All awards under the Plan shall be made on such terms and subject to such conditions as the Committee may determine, including the following:

(i)    The Committee shall decide who shall receive awards for the year and shall make rules determining how each award is to be calculated.    Awards may be made in cash, Units (as defined in subparagraph 3(iii) below), or any combination thereof, as may, in the judgment of the Committee be best calculated to further the purposes of the Plan.

(ii)     Amounts paid to a Key Employee during any fiscal year of the Company shall not exceed the maximum amount of $5,000,000 for annual awards and $15,000,000 for Units.

(iii)     A “Unit” is an award which entitles the recipient to receive cash in an amount which is calculated based upon the business performance of the Company or any of its divisions, subsidiaries, or affiliates or the value of the Company stock during a stated period (respectively, a “Cash Incentive Unit” or “Stock Cash Incentive Unit”). The Company may base the Unit award on the achievement of one or more pre-established objective performance measures or any other measure specified by the Committee. The Committee shall fix the period during which such performance is to be measured (the "Cycle"), the time at which the value of the Units is to be paid, and the form of the payment to be made in respect of the Units. The Board may determine from time to time that a Unit award shall be settled in whole or in part in Company stock. The Units shall be awarded under the "Pitney Bowes Cash Incentive Units Program" and/or the “Pitney Bowes Stock Cash Incentive Units Program.”

(iv)    All other cash awards made under the Plan, other than Units described in subparagraph (ii) above, are referred to as "Incentive Awards," which shall include "Annual Incentive Awards" made under the Pitney Bowes Incentive Program. Incentive Awards may be based on a participant's incentive target, individual performance, the achievement by the organization or business unit of one or more pre-established objective performance measures or any other measure that the Committee determines appropriate to meet the purposes of the Plan.

(v)    The making of awards under this Plan and the calculation of the award value by the Company is made at the discretion of Committee and is final binding and conclusive on all parties. Awards made under this Plan both rewards past performance and incentivizes future performance.

(B)    Payments with respect to maturing Cash Incentive Units shall be paid between February 1 and March 15 of the calendar year following the final year in the Cycle. Payments with respect to maturing Stock Cash Incentive Units shall be paid between February 1 and March 15 of the calendar year following the corresponding performance period for each vesting. Payments to participants who reside outside the United States shall be made in such currencies and such exchange rates as are consistent with the patterns and practices under this Plan as well as local patterns and practices. Annual Incentive Awards shall be paid no later than March 15 of the calendar year following the performance year applicable to the Incentive Awards. All other cash awards made under this Plan shall be paid and governed pursuant to the terms of the written award document or notification.

(C)    The Committee may from time to time establish rules and procedures pursuant to which participants will be permitted or required to defer receipt of Incentive Awards or Units under the Company's Deferred Incentive Savings Plan.

4.    RETIREMENT, DISABILITY, DEATH, INVOLUNTARY NOT-FOR-CAUSE TERMINATION, OR SALE OF BUSINESS

(A)    If a participant's employment with the Company terminates for any reason before the distribution or payment of an Annual Incentive Award, a Cash Incentive Unit award, or a Stock Cash Incentive Unit award, the award will be forfeited as of the date of such termination and will not be paid, except as provided in this Section, as reflected in an award agreement, or as otherwise determined by the Committee.

Unless otherwise determined by the Committee or reflected in the written award documentation or notification relating to the award, “Retirement” means a participant’s termination of employment on or after attaining age 60 with at least 5 years of employment service with the Company or Affiliate. Unless otherwise determined by the Committee, “actively employed” means the participant is actively working for the Company or an Affiliate or on a Company-approved paid leave of absence. Unless otherwise determined by the Committee, “Total Disability” will have the same meaning as provided in the Company's disability plans or means a Company-approved leave of absence relating to disability. In the case of Involuntary Not-for-Cause termination, “Cause” as defined under the Severance Pay Plan means with respect to the Company, embezzlement, malfeasance, commission of a felony, the non-performance of one’s job or duties as determined by the Company in its sole discretion and acts of moral turpitude

(B)    Annual Incentive Award.

i.    Retirement. In the event of the Retirement of a participant, such participant shall be entitled to payment of the Annual Incentive Award for the year in which the Retirement occurs based upon actual performance as compared to performance targets, the participant's incentive percentage as of date of Retirement and participant's salary as of date of Retirement, pro-rated based upon the number of days elapsed from the beginning of the year to the date of Retirement, disregarding any requirement that the participant be actively employed through the end of the year or on the date the payment is made. The payment, if any, will be made to a Retired participant at the same time payments are made on awards for the same year to participants who are actively employed.

ii.    Disability. In the event of the Total Disability of a participant, such participant shall be entitled to payment of the Annual Incentive Award for the year in which the Total Disability occurs based upon actual performance as compared to performance targets, the participant's incentive percentage as of date of the Total Disability and participant's salary as of date of the Total Disability, pro-rated based upon the number of days elapsed from the beginning of the year to the date of the Total Disability, disregarding any requirement that the participant be actively employed through the end of the year or on the date the payment is made. The payment, if any, will be made to a participant who suffers the Total Disability at the same time payments are made on awards for the same year to participants who are actively employed.

iii.    Death. In the event of the death of a participant, such participant shall be entitled to payment of the Annual Incentive Award for the year in which such death occurs based upon the Committee’s determination of performance as compared to performance targets, the participant's incentive percentage as of date of death and participant's salary as of date of death, pro-rated based upon the number of days elapsed from the beginning of the year to the date of death, disregarding any requirement that the participant be actively employed through the end of the year or on the date the payment is made. The payment, if any, will be made to the deceased participant’s spouse, designated beneficiary or, if none, to the participant’s estate at the same time payments are made on awards for the same year to participants who are actively employed.

iv.    Involuntary Not-For-Cause Termination (pursuant to the terms of a separation agreement and release). The Company may, in its sole discretion, provide in such separation agreement the terms of payment, if any, and such payment terms need not be uniform with respect to all participants. Generally, if the participant terminates employment under the terms of a written separation agreement, the Company may, in its sole discretion, provide in such separation agreement that (a) in the event that a participant is not eligible for Retirement, that all or a pro-rata portion of the participant's award is earned by and payable to the participant, or (b) in the event that a participant is eligible for Retirement, the participant's award will be paid at the time of termination from employment in lieu of when the Annual Incentive Award is normally paid under the program.

v.    Sale of Business. In the event of a sale, spin-off or outsourcing of a business or business unit (such transaction, a “Sale of Business”), the Committee shall determine whether eligible participants are entitled to all or any portion of an Annual Incentive Award for the year in which such event occurs, the criteria to be used in calculating the payment in respect of such Annual Incentive Award, and the other conditions required to receive any payment relating to the Annual Incentive Award. The Committee shall determine in its sole discretion whether any transaction constitutes a “Sale of Business” for the purposes of this Plan, which determination may be made with respect to any or all participants at the time of such transaction and need not be uniform with respect to all participants.

(C)    Cash Incentive Unit and Stock Cash Incentive Units. If the participant's employment terminates on account of Retirement, Total Disability, death, involuntary not-for-Cause termination (pursuant to the terms of a separation agreement and release), or a Sale of Business, any unvested outstanding Cash Incentive Unit or Stock Cash Incentive Unit shall be forfeited as of the date of such termination. Notwithstanding the foregoing, the Committee shall have the power to permit, in its sole discretion, the vesting, acceleration or payment with respect to any part or all of any unvested outstanding Cash Incentive Unit or Stock Cash Incentive Unit awarded to any participant in the event of termination of employment for on account of Retirement, Total Disability, death, involuntary not-for-Cause termination (pursuant to the terms of a separation agreement and release), a Sale of Business or otherwise.

(D)    Applicable Clawback Policies and Recoupment. All amounts payable under the Plan (including annual cash incentives, Cash Incentive Units, Stock Cash Incentive Units, and other cash incentives and any payment in respect of the forgoing, each, a “Plan Award”) are subject to the terms of any applicable Clawback Policy (as defined below). No Plan Award (nor any pro rata portion thereof) shall be earned unless and until the Committee has approved the total payout of such Plan Award to be paid to the key employee, the key employee has met all the conditions of the Plan, and any clawback, recoupment or forfeiture provisions of any applicable clawback, recoupment or forfeiture policy (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange) approved by the Board or Committee, as in effect from time to time, whether approved before or after the effective date of the Plan (as applicable, a “Clawback Policy”) have been applied or have lapsed as to applicability.

Without limiting the foregoing, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all Plan Awards and amounts payable under the Plan are subject to offset in the event that a key employee has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the key employee the amount specified under the policy to be clawed back, recouped or forfeited.
In addition the Board, or its delegate, may adjust, recoup or forfeit any award made or paid under this Plan to any employee if the Board, or its delegate, reasonably believes that a Participant has (i) breached a covenant under the Proprietary Interest Protection Agreement ("PIP") executed by the employee or (ii) engaged in Gross Misconduct, where Gross Misconduct includes (a) the conviction of a felony, or crime of similar magnitude, in connection with the performance or non-performance of the employee's duties or (b) the willful act or failure to act in a way that results in material injury to the business or its employees. "Material injury" for this purpose means substantial and not inconsequential as determined by the Board or its delegate. The Board, or its delegate, shall determine in its/

their sole discretion whether there has been a Gross Misconduct. The Board, or its delegate, will take into account the timing and magnitude of the injury to the business in determining the extent of adjustment, recoupment or forfeiture.

(E)    The Company, in its sole discretion, shall determine whether there has been a Gross Misconduct and the Company's determination shall be final, conclusive and binding on all parties.

5.    CHANGE OF CONTROL

Notwithstanding anything in the Plan to the contrary, if a Change of Control occurs, the following provisions shall apply:

(A)    Annual Incentive Awards. A participant, who has previously been notified by the Company that he or she was eligible to receive an Annual Incentive Award for the year in which the Change of Control occurs, shall be paid a target incentive award for the calendar year of the Change of Control. The award shall be paid on the date on which Annual Incentive Awards would otherwise have been paid absent a Change of Control notwithstanding, except if a participant suffers a termination of employment on account of a Change of Control as defined under the Pitney Bowes Senior Executive Severance Policy, such participant shall be paid a prorated target incentive award no later than fifteen (15) days after the participant terminates employment.

(B)    Cash Incentive Units. In the event of a Change of Control, all outstanding Cash Incentive Unit awards shall be valued at target, as established for each outstanding Cycle, and paid on the date on which such Cycle would otherwise be paid absent a Change of Control, except if a participant suffers a termination of employment on account of a Change of Control as defined under the Pitney Bowes Senior Executive Severance Policy, such participant shall be paid no later than fifteen (15) days after the participant terminates employment.

(C)    Stock Cash Incentive Units. In the event of a Change of Control, all outstanding Stock Cash Incentive Unit awards shall be valued based upon the value of the shares underlying the award at the time of the Change of Control subject to any limitations (e.g. payout thresholds or maximums) contained in applicable award agreements, and paid on the date on which such award would otherwise be paid absent a Change of Control, except if a participant suffers a termination of employment on account of a Change of Control as defined under the Pitney Bowes Senior Executive Severance Policy, such participant shall be paid no later than fifteen (15) days after the participant terminates employment.

(D)    For purposes of this Plan, a "Change of Control" and "Termination of Employment" shall be defined as provided in the Pitney Bowes Senior Executive Severance Policy from time to time.

(E)    The foregoing is intended to set forth the minimum amount of Annual Incentive Award, Cash Incentive Unit payments, and Stock Cash Incentive Unit payments that shall be made in the circumstances described above but are not intended to limit any additional payments that the Committee may desire to make as in its discretion it deems appropriate.

(F)    Any right to a payment as provided in this Section shall be a contract right of the key employees as herein described, enforceable against the Company, its assigns and successors. Upon and following the occurrence of a Change of Control, any decision rendered pursuant to this. Section 5 may be contested by any claimant, and the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which a claimant may reasonably incur as a result of any contest, provided the claimant substantially prevails in the outcome thereof.

6.    NO ASSIGNMENT

(A)    No award, and no right under any award shall be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code (as defined below), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; provided however, that if so determined by the Committee, a participant may in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the participant, and to receive any cash distributable, with respect to any award upon the death of the participant. Each award, and each right under any award, shall be issuable or payable only to the participant, or, if permissible under applicable law, to the participant's guardian or legal representative or to a transferee receiving such award pursuant to a qualified domestic relations order referred to above. No award, and no right under any such award, may be pledged, alienated, attached, or otherwise encumbered and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.

7.    ADMINISTRATION

(A)    The Plan shall be administered by a committee designated by the Board of Directors to administer the Plan (the "Committee").
(B)    The Committee may establish rules for the administration of the Plan and may make administrative decisions regarding the Plan and awards hereunder. The Committee may delegate its functions hereunder to the extent consistent with applicable law.

(C)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any participant, any holder or beneficiary of any award, and any employee of the Company or of any affiliate.

8.    PLAN AMENDMENT AND TERMINATION

(A)    The Committee may amend, suspend, or terminate the Plan in whole or in part at any time, provided, however, that if in the judgment of the Committee such amendment or other action would have a material effect on the Plan, such amendment or other action must be taken by the Board of Directors of the Company. No amendment which would materially increase the cost of the Plan shall be made effective unless approved by the shareholders of the Company. This Plan may not be amended, suspended or terminated from and after the date of a Change of Control as defined above) or in anticipation of a Change of Control so as to reduce or otherwise adversely affect the benefits to which participants in the Plan are entitled upon a Change of Control, calculated as of the date of the amendment, suspension or termination. Any termination of the Plan shall be made in accordance with the requirements of Section 409A of the Code, if applicable.

9.    IRC SECTION 409A.

(A)    It is anticipated that payments under this Plan (except for certain Unit payments after a Change of Control) shall not be subject to Section 409A of the Code as a result of the "short-term deferral" exception set forth in applicable guidance. However, if and to the extent that section 409A of the Code applies to amounts payable under the Plan, distributions may only be made under the Plan upon an event and in a manner permitted by Code Section 409A. To the extent that any provision of the Plan would cause a conflict with any applicable requirements of Code Section 409A or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A, such provision shall be deemed null and void.

(B)    Notwithstanding anything in the Plan to the contrary, if Section 409A of the Code applies to the Plan and if a participant is a "specified employee," as defined in Code Section 409A, payment of benefits under this Plan upon termination of employment shall be postponed for six months after termination of employment if required in order to avoid adverse taxation under Code Section 409A. If payment of benefits under the Plan is required to be postponed pursuant to Section 409A, the accumulated amounts withheld on account of Section 409A shall be paid in a lump sum payment within fifteen days after the end of the required postponement period along with interest at the Applicable Federal Rate short-term rate on the unpaid balance for the postponement period. If the participant dies during such postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the participant's beneficiary determined under Section 6.

10.    WITHHOLDING

(A)    All payments under the Plan shall be subject to applicable tax withholding under various taxing jurisdictions as well as various liens that are legally placed on such payments as determined by the Company.

11.    CONTROLLING LAW

(A)    The Plan shall be construed and enforced according to the laws of the state of Connecticut, exclusive of conflict of law provisions thereof, to the extent not preempted by Federal law, which shall otherwise control.

12.    OTHER PLANS; NO RIGHTS

(A)    Nothing in the Plan shall prevent a participant from being included in any other employee benefit or stock option or purchase plan of the Company or its subsidiaries or affiliates, or from receiving any compensation provided by them. Neither the Plan nor any action taken thereunder shall be understood as giving any person any right to be retained in the employ of the Company or any subsidiary or affiliate, nor shall any person (including persons participating for a prior year) be entitled as of right to be selected as a participant in the Plan for any year.

13.    EFFECTIVE DATE

The Plan, as amended and restated herein, shall become effective on November 5, 2024.